Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel — Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
Famous Dave’s Reports First Quarter Net Income of $0.13 Per Share
     Minneapolis, MN, April 25, 2007 — FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ: DAVE) today announced financial results for the first quarter ended April 1, 2007.
     Highlights for the first quarter of 2007 were as follows:
•	Total revenue of $29.0 million increased 7.1% from the prior year.

•	Franchise royalty revenue of $3.6 million increased 16.2% over the prior year.

•	Comparable sales for company-owned restaurants decreased 0.9% over the prior year.

•	Earnings were $0.13 per diluted share, including $0.03 related to stock-based compensation.
     Net income for the first quarter ended April 1, 2007 was approximately $1.3 million, or $0.13 per diluted share, on total revenue of approximately $29.0 million. In comparison, for the first quarter of 2006, net income was approximately $742,000 or $0.07 per diluted share, on total revenue of approximately $27.1 million. Total revenue for the first quarter of 2007 increased 7.1% over the 2006 comparable period, reflecting a 7.4% increase in net restaurant sales and a 16.2% increase in franchise royalty revenue. For the first quarter of 2007, net sales for company-owned restaurants, open year-round for 18 months or more, decreased 0.9%, compared to an increase of 5.6% for the first quarter of 2006. The decrease in comparable sales for the first quarter of 2007 reflects strong comparable sales results for the first quarter of 2006 driven by unseasonably mild weather and a favorable impact from the year-over-year shift in the Easter holiday.
     “We are very pleased with our first quarter financial results,” said David Goronkin, President and Chief Executive Officer of Famous Dave’s. “Traditionally the first quarter is slower, and we were up against unusually favorable conditions in the prior year. Despite those anticipated challenges, our strong execution of our strategies resulted in a productive quarter, and we have solid momentum going into the barbeque season.”
     Earnings results for the first quarter of 2007 included approximately $538,000, or $0.03 per diluted share, in compensation expense as related to the company’s stock-based incentive programs, as compared to approximately $371,000, or $0.02 per diluted share, for the prior year comparable period.
     During the first quarter of 2007, one franchise-operated restaurant opened in Thornton, Colorado, and one franchise-operated restaurant closed in Muskegon, Michigan. The company also entered into an area development agreement for four new restaurants in Puerto Rico, the company’s first planned expansion outside of the continental United States. Famous Dave’s ended the quarter with 145 restaurants, including 41 company-owned restaurants and 104 franchise-operated restaurants in 35 states, and had signed area development agreements for an additional 162 franchised locations.

     The company is hosting a conference call tomorrow, April 26, 2007, at 10:00 a.m. Central Time to discuss its first quarter 2007 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing 800-374-1553, conference ID 4155073. A replay will be available for one week following the call by dialing 800-642-1687, conference ID 4155073. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
     About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of April 25, 2007, the company owned 41 locations and franchised 107 additional units in 35 states and had signed development agreements for an additional 159 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel — Chief Financial Officer, at (952) 294-1300.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended
	April 1,	April 2,
	2007	2006
	(unaudited)	(unaudited)
Revenue:
Restaurant sales, net	$24,941	$23,216
Franchise royalty revenue	3,649	3,140
Franchise fee revenue	315	562
Licensing and other revenue	98	170

Total revenue	29,003	27,088

Costs and expenses:
Food and beverage costs	7,611	7,005
Labor and benefits	7,480	7,187
Operating expenses	6,193	5,990
Depreciation and amortization	1,140	1,127
General and administrative	4,123	4,007
Pre-opening expenses	6	182
Loss on disposal of property	18	9

Total costs and expenses	26,571	25,507

Income from operations	2,432	1,581

Other income (expense):
Loss on early extinguishment of debt	(12)	—
Interest expense	(408)	(471)
Interest income	76	105
Other income (expense), net	4	(38)

Total other expense	(340)	(404)

Income before income taxes	2,092	1,177

Income tax provision	(750)	(435)

Net income	$1,342	$742

Basic and diluted net income per common share	$0.13	$0.07

Weighted average common shares outstanding — basic	10,130,000	10,606,000

Weighted average common shares outstanding — diluted	10,492,000	10,949,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended
	April 1,	April 2,
	2007	2006
Food and beverage costs (1)	30.5%	30.2%
Labor and benefits (1)	30.0%	31.0%
Operating expenses (1)	24.8%	25.8%
Depreciation & amortization (restaurant level) (1)	4.1%	4.4%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%
General and administrative (2)	14.2%	14.8%
Pre-opening expenses & net loss on disposal(1)	0.1%	0.8%

Total restaurant costs and expenses (1)	89.5%	92.2%
Income from operations (2)	8.4%	5.8%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 1,	December 31,
	2007	2006
	(unaudited)	(unaudited)
ASSETS
Current assets	$13,355	$12,930
Property, equipment and leasehold improvements, net	49,723	50,037
Other assets	2,590	2,675

Total assets	$65,668	$65,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$12,947	$12,807
Long-term obligations	16,178	17,000
Shareholders’ equity	36,543	35,835

Total liabilities and shareholders’ equity	$65,668	$65,642

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended
	April 1,	April 2,
	2007	2006
Weighted average weekly net sales:
Company-Owned	$46,794	$44,953
Franchise-Operated	$56,118	$57,781

Operating weeks:
Company-Owned	533	515
Franchise-Operated	1,326	1,109

Comparable net sales:
Company-Owned	(0.9)%	5.6%
Franchise-Operated	(5.1)%	(1.6)%

Total number of restaurants:
Company-Owned	41	40
Franchise-Operated	104	91

Total	145	131
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.